EXHIBIT 10.13

Solar Turbines Incorporated Pension Plan

For

European Foreign Service Employees

As Amended Through January 1, 2011

TABLE OF CONTENTS

PREAMBLE

ARTICLE I	DEFINITIONS

ARTICLE II	ELIGIBILITY

ARTICLE III	RETIREMENT DATES

ARTICLE IV	BENEFITS

ARTICLE V	DISABILITY PENSION

ARTICLE VI	PRERETIREMENT SURVIVOR’S BENEFITS

ARTICLE VII	MAXIMUM BENEFITS

ARTICLE VIII	MODES OF BENEFIT PAYMENT

ARTICLE IX	DEATH BENEFITS

ARTICLE X	VESTING

ARTICLE XI	CONTRIBUTIONS

ARTICLE XII	ADMINISTRATION OF THE PLAN

ARTICLE XIII	AMENDMENT OR TERMINATION

ARTICLE XIV	GENERAL PROVISIONS

i

PREAMBLE

The Solar Turbines Incorporated Pension Plan for European Foreign Service Employees (the “Plan”) was established as of January 1, 1987.  The Plan has been and is intended to be an unfunded plan maintained primarily to provide retirement benefits for a select group of management employees or highly compensated employees within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended, and Department of Labor Regulations 29 C.F.R. §2520.104-23, and shall be so construed.

Effective June 1, 2011, participation in the Plan is frozen.  Any individual who was not a Participant in the Plan on or before May 31, 2011 is not eligible to become a participant in the Plan after such date.

Effective January 1, 2020, benefit accruals under the Plan shall cease for all Participants.  No one shall accrue any benefits under the Plan for any period of employment on or after January 1, 2020.  For avoidance of doubt, a Participant shall continue to receive service credit for any period of employment on or after such date for purposes of determining the Participant’s vesting and eligibility to commence benefits under the Plan.

ARTICLE I
DEFINITIONS

1.1           “Accrued Benefit” or “Accrued Retirement Benefit” means, as of any date, the Retirement Benefit computed in accordance with Article IV, based on the Participant’s Pensionable Earnings on such date, and assuming termination occurred on the Normal Retirement Date, multiplied by a fraction. The numerator of the fraction shall be the Participant’s actual years of Credited Service and the denominator shall be the years of Credited Service he would have completed if he had continued in employment until his Normal Retirement Date.

1.2           “Actuarial Equivalent” means the value of the Retirement Benefit otherwise payable to a Participant determined in accordance with the actuarial equivalent factors selected by the Company and in effect at the time the computation is made.

1.3           “Annuity Commencement Date” means the first day of the month in which a Participant’s Retirement Benefit is due to commence pursuant to the provisions of the Plan.

1.4           “Associate Employer” means Caterpillar Inc. its subsidiaries and divisions, excluding Solar Turbines Incorporated, its subsidiaries and divisions.

1.5           “Beneficiary” means the person designated in writing by a Participant to receive any death benefit payments hereunder.

1.6           “Code” means the U.S. Internal Revenue Code of 1986, as amended.

1.7           “Company” means Solar Turbines Incorporated and all of its subsidiaries and divisions.

1.8           “Compensation” means the amount of base salary paid to a Participant in a month during which he is an EFSE and a Participant under the provisions of this Plan; subject to the following:

For Participants who are eligible for the Company’s Target Total Cash Compensation under plans in effect on and after January 1, 1985, Compensation will include a Participant’s job rate, performance incentive, merit alternative if applicable, bookings, margin and/or revenue incentives. However, the cumulative total of bookings, margin and/or revenue incentives earned for the includable period cannot exceed the cumulative total of the related bookings, margin or revenue incentive target amount for the same period.

Payments for bonus, premiums, living allowance, differentials or any other additional compensation will not be included.

1.9           “Converted Pension” means the retirement benefit due a Participant or Beneficiary and converted into a currency other than U.S. Dollars. A “Converted Pension” election can be exercised only at the time a benefit is due from the Plan and must be approved by the Company. Once a “Converted Pension” payment is selected and approved it is irrevocable.

1.10         “Credited Service” means all full years and full months of continuous service, not to exceed 35 years, with the Company while an EFSE and a Participant under the provisions of this Plan. Time spent on an approved paid leave of absence shall be considered as continuous service for purposes of this Plan, provided the leave is ended by return to work, retirement, death or disability.

Time spent on approved unpaid leave of absence in excess of 30 days for other than total disability, shall be deducted from continuous service. A Participant who fails to return to work from an approved leave of absence shall be considered as having terminated his employment on the last day that he was at work.

Once an employee is designated as an EFSE, all prior credited service under a Company Sponsored Pension Plan shall be considered Credited Service for the purpose of accruing benefits under this Plan. However, for Employees who are designated as EFSEs on or after July 1, 1999, Credited Service shall only include continuous service while an EFSE.

Notwithstanding the foregoing, Participants shall not receive Credited Service for benefit accrual purposes for any periods of employment on or after January 1, 2020.  For avoidance of doubt, a Participant shall continue to receive Credited Service for any period of service on or after January 1, 2020 for purposes of determining the Participant’s vesting and eligibility to commence benefits under the Plan.

1.11         “Disability” means total and permanent disability of a Participant due to bodily or mental injury, sickness or disease, which prevents him from engaging in any employment or occupation for remuneration or profit for more than six months. Such total disability chart be determined on the basis of a medical examination by a qualified physician selected by the Company.

The definition of Disability shall not include illness or injury resulting from:

(A)          chronic alcoholism; or

(B)           addiction to narcotics; or

(C)           injury suffered while engaged in a felonious or criminal act or enterprise; or

(D)          service in the armed forces; or

(E)           participation in war or act of war.

1.12         ““European Foreign Service Employee (EFSE)” means an employee designated as such by the Company.

1.13         “Married Participant” means a Participant who is lawfully married on the date Retirement Benefits become payable pursuant to Articles IV, V or VI.

1.14         “Participant” means an Employee designated pursuant to Article II and who continues to be entitled to any benefits under the Plan.

1.15         “Pensionable Earnings” means the average Compensation which has been paid to a Participant on account of continuous service during those 36 consecutive months of EFSE employment, included within the last 60 full months of his EFSE employment prior to Normal Retirement (or actual period of employment, if less) for which he received his highest compensation during such periods.

A Participant who has ten (10) years or more of continuous service and who is over fifty-five (55) years of age, is transferred prior to retirement to a part-time status without interruption of continuity of service, his Pensionable Earnings shall be determined by the Company as if such employee has retired when placed on a part-time status.

Notwithstanding the foregoing, Pensionable Earnings shall not include Compensation earned or paid on or after January 1, 2020.

1.16         “Plan” means the Solar Turbines Incorporated Pension Plan for European Foreign Service Employees as herein set forth and as it may thereafter be amended from time to time.

1.17         “Plan Year” means the 12 month period beginning January 1.

1.18         “Social Security Benefit” means all benefits (including the actuarial equivalent of lump sum benefits expressed as a lifetime pension) available to the Participant as of his Normal Retirement Date under the provisions of governmental, provincial or state Social Security Act(s). If a Participant terminates his employment before Normal Retirement, his Social Security Benefit will be estimated by assuming: a) that he will receive no further earnings if he then satisfies the requirements for Early Retirement or Disability Retirement under Article III; or b) that his earnings will continue at the same rate as in effect on the date of termination of employment if he does not then satisfy the requirements for Early Retirement or Disability Retirement under Article III.

The Company may adopt rules governing the computation of such amounts, and the fact that the Participant does not actually receive such amounts because or failure to apply, or continuance or work, or for any other reason, shall be disregarded.

1.19         “Retirement Benefit” means the benefits provided to Participants and their Beneficiaries in accordance with the applicable provisions of Articles IV, V and VI. The Retirement Benefit will be computed in U.S. Dollars and is normally paid in U.S. Dollars.

1.20         “Vested Percentage” means a Participant’s right to an Accrued Benefit pursuant to Article X.

ARTICLE II
ELIGIBILITY

2.1           Eligibility.  Each employee designated as an European Foreign Service Employee (EFSE) who commenced employment with the Company on or before January 1, 1987, became a Participant on January 1, 1987.  Other employees become Participants coincident with or on the first day of the month next following their designation as an EFSE by the Company.

2.2           Participation Frozen.  Effective June 1, 2011, participation in the Plan is frozen.  Any individual who was not a Participant in the Plan on or before May 31, 2011 is not eligible to become a Participant in the Plan after such date.  Any Participant whose employment terminates on or after June 1, 2011, shall not be eligible to resume participation in the Plan if subsequently reemployed by the Company or an Associate Employer.  Similarly any Participant who ceases to be an European Foreign Service Employee on or after June 1, 2011, shall not be eligible to resume participation in the Plan if on or after June 1, 2011, such individual is re-designated as an European Foreign Service employee by the Company.

ARTICLE III
RETIREMENT DATES

3.1           Normal Retirement Date. A Participant’s Normal Retirement Date shall be the first day of the month coinciding with or next following his 65th birthday. A Participant whose employment is terminated on his Normal Retirement Date shall be considered to have retired and shall receive a Normal Retirement Benefit in accordance with Article IV.

3.2           Early Retirement Date. Each Participant whose employment is terminated prior to his Normal Retirement Date, but after he has attained age 55 and completed at least 10 years of Credited Service, may elect to retire with the approval of the Company.  Such Participant’s Early Retirement Date shall be the first day of the month next following the month in which such termination of employment occurs. Early Retirement benefits will be determined in accordance with Article IV.

3.3           Late Retirement Date. Each Participant may continue his service with the Company after the Normal Retirement Date with the approval of the Company. No payment of any benefit shall be made to such Participant until his actual retirement. The Participant will not earn any Credited Service after the Normal Retirement Date, and will be paid in accordance with Article IV.

3.4           Disability Retirement Date. A Participant whose employment is terminated prior to his Normal Retirement Date by reason of a Disability, as defined in Section 1.11, shall be eligible for Disability Retirement and shall receive a benefit in accordance with Article V.

ARTICLE IV
BENEFITS

4.1           Normal Retirement. A Participant retiring on his Normal Retirement Date shall be entitled, commencing on such date, to receive a monthly Retirement Benefit for life computed in accordance with the provisions of Section 4.5.

4.2           Early Retirement. A Participant retiring on his Early Retirement Date shall be entitled to receive a deferred Retirement Benefit, commencing on his Normal Retirement Date, equal to 100% of his Accrued Benefit.  A reduced Retirement Benefit can be elected prior to the Normal Retirement Date, equal to 100% of the Accrued Benefit, but reduced by 1/240th for each month that the date of commencement precedes the Participant’s Normal Retirement Date.

4.3           Late Retirement. A Participant retiring on his Late Retirement Date shall be entitled, commencing on such date, to receive a monthly Retirement Benefit for life. Such Late Retirement Benefit will be determined as the Actuarial Equivalent of the Normal Retirement benefit computed as of the Participant’s Normal Retirement Date.

4.4           Vested Benefits. A Participant who has terminated employment after the Effective Date with a Vested Percentage, shall be entitled to receive a deferred monthly benefit commencing on his Normal Retirement Date equal to his Accrued Benefit.  Alternatively, a reduced monthly benefit can be elected to commence after attainment of age 55, computed in accordance with Section 4.2.

4.5           Form of Normal Retirement Benefit. Subject to Article VIII, the primary form of Retirement Benefit payable to a Participant shall be a monthly annuity payable to the Participant for life, equal to (A) minus the aggregate of (B), (C), and (D).  In no event, however, shall the monthly annuity amount calculated pursuant to this Section 4.5 exceed the amount set forth in (E).

(A)          .0175 times Credited Service times Pensionable Earnings.

(B)          100% of the monthly benefits for old age pension to which the Participant is entitled as a result of service with the Company and which the Participant can collect (or has collected or could collect by proper application) under any compulsory program, i.e. Social Security Benefits, a compulsory benefit payable as a result of union or collective bargaining agreements, and governmental decrees or directives having the force of law. For purposes of this Article IV, such offsets shall exclude benefits payable to the spouse (or other family members) which are attributable to the Participant’s service with the Company, and for which the Company did not make additional contributions.

Normal Retirement Benefits shall be determined assuming the Participant is eligible to receive Social Security Benefits. If the Participant is not eligible for Social Security Benefits, or receives Social Security Benefits in a lesser amount than determined under the Plan, it is the Participant’s responsibility to provide proof either of ineligibility or the amount of the actual Social Security Benefit received. Proof must be submitted within 60 days following the date of retirement.

(C)          100% of the monthly benefits for old age pension (based on a straight life annuity) which the Participant is entitled to under any formal or informal private benefit plan established by the Company or Associate Company in any country for the same period of service, except to the extent that if the Participant was required to contribute to the program, only 50% of such benefits will be considered.  Notwithstanding the preceding sentence, to the extent the Participant is entitled to a benefit from the Caterpillar Inc. Retirement Income Plan (“RIP”) for a period of service during which the Participant also accrued a benefit under the Plan, the benefit determined under RIP shall be excluded from the offset described in this paragraph (C).

(D)         The actuarial equivalent of any lump sum termination indemnity as a lifetime monthly income multiplied by a fraction, the numerator of which is years of participation in this Plan and the denominator of which is the total years of service used to determine the indemnity benefit. For purposes of this Section 4.5(D), only lump sum termination indemnities which represent payment of the Participant’s accrued pension liability shall be included.

(E)           Notwithstanding anything provision of this Section to the contrary, the benefit payable hereunder shall be subject to the limitations on retirement income set forth in final Treasury Regulations issued under Section 415 of the Code and any other regulations, rulings or other administrative guidance issued pursuant thereto by the Internal Revenue Service, to the same extent as if such regulations, rulings and guidance applied to this Plan.

(F)           Effective January 1, 2020, benefit accruals under the Plan shall cease for all Participants.  No Participant shall accrue any benefits under the Plan for any period of employment on or after January 1, 2020.

ARTICLE V
DISABILITY PENSION

5.1           Disability Pension. In the event the Participant becomes disabled in accordance with Section 1.11 when he is an EFSE and a Participant under the provisions of this Plan, he shall be entitled to a pension calculated in accordance with Section 4.5 except that:

(A)          Pensionable Earnings shall mean that annual compensation being paid to the Participant on the date disability commenced, and

(B)           Credited Service shall be deemed to include the years and months between the date disability commenced and the Participant’s Normal Retirement Date.

ARTICLE VI
PRERETIREMENT SURVIVOR’S BENEFITS

6.1           Spouse’s and Orphan’s Pension.

(A)          If a Participant dies prior to his commencement of benefits hereunder and while such Participant is no longer an employee of the Company or Associate Employer, there shall be paid to his Spouse, a pension equal to 50% of the pension calculated in accordance with Section 4.4 except that the benefit shall be reduced by the applicable amount of the spouse’s Social Security Benefit, and not the amount of the Participant’s Social Security Benefit.

(B)           If a Participant dies prior to his commencement of benefits hereunder and while such Participant is an employee of the Company or Associate Employer, there shall be paid to his Spouse, a pension equal to 50% of the pension calculated pursuant to Section 6.2.

(C)           If a Participant dies prior to his commencement of benefits hereunder and while such Participant is an employee of the Company or Associate Employer, there shall be paid to each eligible child (as defined below), a pension equal to 10% of the amount determined in Section 6.2, such amount shall be doubled to 20% if the spouse of the Participant has predeceased the Participant.  For purposes of this Article VI, an “eligible child” is a child of the Participant who is the natural, adopted, step-child or a child for whom the Participant has legal responsibility, who has not yet attained age 19, or age 25 if a full-time student.

(D)          Any pension being paid to the spouse of a Participant pursuant to this Section 6.1 shall be paid for the spouse’s lifetime, except that such pension shall cease in the event of remarriage of such spouse.  Any pension being paid to the eligible child of a Participant pursuant to this Section 6.1 shall cease when such child is no longer an eligible child.

(E)           Notwithstanding the foregoing or anything in this Article VI to the contrary, the total of all amounts paid pursuant to this Section 6.1 shall not exceed 100% of the benefit calculated in accordance with Section 6.2.

6.2           Benefit Calculation.  For purposes of Section 6.1 above (excluding Section 6.1(A)), the pension amount shall be calculated in accordance with Section 4.5, except that:

(i)        Pensionable Earnings shall mean the annual compensation being paid to the Participant on the date of death, and

(ii)           Credited Service shall be deemed to include the years and months between the date of death and the Participant’s Normal Retirement Date (had the Participant lived until his or her Normal Retirement Date).

For purposes of determining the spouse’s and orphan’s benefits described in Article VI, the benefit determined pursuant to this Section 6.2 shall be reduced by the applicable amount of the spouse’s or orphan’s Social Security Benefit, and not the amount of the Participant’s Social Security Benefit.

6.3           Other Death Benefit.  If a Participant dies prior to his Normal Retirement Date and while such Participant is an employee of the Company or Associate Employer and while such Participant is not married and has no eligible children (as defined in Section 6.1 above), there shall be paid a lump sum amount equal to two times the Participant’s annual compensation to such Beneficiary or Beneficiaries, as the Participant may designate.  Such lump sum death benefit shall be paid as soon as administratively practicable following the death of the Participant, but in no event more than 60 days following the date of the Participant’s death.

ARTICLE VII
MAXIMUM BENEFITS

7.1           Maximum Benefits. The maximum pension from all. Company sources may never exceed 80% of the Pensionable Earnings. The factors to be considered in this limit are:

(i)            The retirement benefit as calculated in Article IV, V or VI.

(ii)           Other company sponsored plans.

(iii)          Social Security as defined in Section 1.18.

(iv)          Social benefits provided by the Company.

(v)           The monthly equivalent, on an actuarial basis, of any termination indemnity.

7.2           Reemployment. If a retired Participant returns to the employ of the Company, his monthly Retirement Benefit shall cease for as long as he continues to be employed. During the period of reemployment, the Employee will participate in the Plan provided he meets the requirements of Section 2.1.

Upon subsequent retirement, the Participant shall be eligible to recommence a monthly Retirement Benefit attributable to his Accrued Benefit. However, the amount payable will be recomputed taking into account such Compensation and Credited Years of Service as allowed under Article IV, but only to the extent the Participant was an EFSE during the period of reemployment. Credited Years of Service shall not include service during the period of retirement prior to reemployment.

Such recomputed Retirement Benefit shall be reduced by the Actuarial Equivalent of the value, at the Participant’s subsequent retirement date, of the Accrued Benefit payments previously received. In no event shall the recomputed Retirement Benefit, after such Actuarial Equivalent reduction, be less than the Retirement Benefit to which the Participant was entitled prior to his date of reemployment.

7.3           No Participant shall be entitled to receive benefits under this Plan unless he meets the requirements of the Company regarding required participation in the various Government pension plans in the Participant’s home country and/or country of assignment, the contributions to such plans are paid directly or indirectly by the Company.

ARTICLE VIII
MODES OF BENEFIT PAYMENT

8.1           Retirement Benefit. Subject to the other provisions of this Article, a Participant may elect to have the Retirement Benefits paid under any of the optional forms of payment described in Section 8.2.

8.2           Optional Modes of Payment. A Participant may elect to receive Retirement Benefits under any one of the following options:

(A)          Joint and Survivor Annuity:

A reduced rate of Retirement Benefit during his lifetime, with income at 50%, 75% or 100%, whichever the Participant elects, of that reduced rate continuing to his Beneficiary. The Joint and Survivor Annuity will be the Actuarial Equivalent of the Retirement Benefit provided under Article IV or V.

(B)           Years Certain and Life Annuity:

A Retirement Benefit which is the Actuarial Equivalent of the Retirement Benefit provided under Section 4.5, payable for his lifetime, but guaranteed for a period of ten (10) or twenty (20) years, whichever the Participant elects.

If the Participant dies before expiration of the guaranteed period, the remaining certain payments shall continue to his Beneficiary, or in the absence of a surviving Beneficiary, the commuted value of such payments shall be paid to the Participant’s estate.

If the Beneficiary dies while further payments are due, and after having received at least one (1) payment, such further payments shall be made to any person designated by the Participant as an alternate Beneficiary. In the absence of an alternate surviving Beneficiary, the commuted value of such payments shall be paid to the estate of the last surviving Beneficiary.

(C)           Lump Sum:

A Participant shall have the option to elect to have the actuarial equivalent of his Accrued Benefit paid to him in a lump sum.

Such lump sum payment shall satisfy the liability of the Company in full, such that if the Participant were to be subsequently reemployed by the Company, he would be treated, for purposes of determining his Credited Years of Service, as a new Employee.

8.3           Election of Other Options. The following rules and requirements must be met in order for any of the options described in Section 8.2 to be effective:

(A)          The election must be made on an appropriate form no later than ninety (90) days prior to the Participant’s Normal Retirement Date or earlier date of actual retirement.

(B)           The effective date of the option shall be the Participant’s Normal Retirement Date or earlier date of actual retirement which must be at least ninety (90) days after the date on which the election is made.

(C)           The name of the Beneficiary and address and relationship to the Participant must be stated on the form unless a lump sum is elected. The percentage of the Retirement Benefit to the Participant to be continued to the Joint Annuitant after the Participant’s death, as well as the Beneficiary’s sex and date of birth, must also be stated on the election form. Proof of date of birth, acceptable to the Company, must be submitted within 90 days after the election is made.

(D)          The consent of the Beneficiary shall not be required for the election of an option.

(E)           The election of an option may be cancelled or modified, subject to the same conditions that apply to the election of an option. However, the conditions for the cancellation or modification of an option may be waived by the Company if, in its opinion, the waiver of such conditions would have no adverse actuarial effect. A Participant may not change the Contingent Annuitant under Section 8.2, paragraph (A), other than by modification of the option in accordance with the foregoing rules. The election of an option may not be cancelled or modified subsequent to the Annuity Commencement Date.

ARTICLE IX
DEATH BENEFITS

9.1           Pre-Retirement - A death benefit will be payable. This benefit will be in accordance with Article VI.

9.2           Post-Retirement - The benefit payable will be determined by the retirement benefit option selected by the participant at date of retirement.

ARTICLE X
VESTING

10.1         If a Participant’s employment terminates for any reason other than Death or Disability, he shall have a non-forfeitable right to the Accrued Retirement Benefit according to the following schedule:

Years of Credited Service	Vested %

less than 5	0

5 or more	100

10.2         A Participant whose employment is terminated for any reason, other than Death, Disability, prior to the completion of 5 Years of Credited Service shall cease to be a Participant; his Accrued Retirement Benefit will be cancelled, and he shall not be entitled to any benefits under the Plan.

10.3         If the Company decides that a Participant is no longer eligible, the Participant’s Accrued Benefit shall be frozen until he qualifies for a pension under any provision in Article III.

10.4         Should a Participant resign or be discharged before satisfaction of the requirements for a pension under Article III, no person shall have any vested claim to benefits under this Plan except as provided in Section 10.1. Should any Participant die after becoming eligible for retirement benefits under the Plan, no person shall have any claim to benefits under this Plan except as provided by the Participant through the selection of an optional annuity as prescribed by the Company.

10.5         Any Participant who leaves the employ of the Company and is subsequently reemployed shall be considered, for purposes of this Plan, as a new Employee from the date of his reemployment, unless otherwise determined by the Company.

10.6         For the calculation of credited service, all service as a European Foreign Service Employee or previously known as International Employees or European Employees shall be counted.

ARTICLE XI
CONTRIBUTIONS

11.1         Employer Contributions. For periods before the effective date of this amended and restated Plan, this Section is intended to clarify the Plan as in effect since it was established.  Subject to Section 14.1, the Company will contribute to an insurance contract such amounts as it considers appropriate based on actuarial calculations to provide the benefits under this Plan. The Company is under no obligation to make any contributions under the Plan after the Plan is terminated, whether or not benefits accrued or vested prior to such date or termination have been fully funded.

ARTICLE XII
ADMINISTRATION OF THE PLAN

12.1         This Plan is administered by the Company.

The Company shall have the power and authority to interpret the provisions of this Plan and to devise and make effective from time to time such procedures as may, in its judgment, be advisable and necessary to carry out said provisions. Whenever, in the Company’s opinion, a person entitled to receive any payment of a benefit or installment thereof hereunder is under a legal disability or is incapacitated in any way so as to be unable to manage his or her financial affairs, the Company may direct payments to such person or to his legal representative for his benefit, or to apply the payment for the benefit of such person in such manner as the Company considers advisable. Determination by the Company as to the interpretation and application of this Plan shall be conclusive on all parties and its action shall not be subject to any review.

The Company reserves the right to carefully review the situation of each employee and if necessary, to modify the provisions of this Plan to adapt the underlying philosophy and objectives to a particular employee or employment situation.

Nothing contemplated herein shall be inconsistent with any applicable provisions of Code Section 409A.

ARTICLE XIII
AMENDMENT OR TERMINATION

13.1         The Company reserves the right at any time, and from time to time, to modify or amend, in whole or in part, any or all of the provisions of the Plan. However, no amendment or modification shall make it possible to deprive any Participant of a previous Accrued Vested Retirement Benefit.

No amendment which becomes effective subsequent to the most recent retirement or other termination of employment of a Participant, shall in any way affect the amount or conditions of payment of any benefit to which such Participant is, or may become, entitled hereunder, except to the extent expressly so provided in such amendment.

13.2         While the Company intends to continue the Plan indefinitely, nevertheless it assumes no contractual obligation as to its continuance and the Company may terminate the Plan.

However, if for any unforeseen reason the Plan is terminated, the Participant retains the right to the Accrued Vested Retirement Benefit determined as of the date of termination.

ARTICLE XIV
GENERAL PROVISIONS

14.1         For periods before the effective date of this amended and restated Plan, this Section is intended to clarify the Plan as in effect since it was established.  To the extent that the Company acquires or holds designated assets in connection with its obligation hereunder (including the insurance contract described in Section 11.1), the Plan at all times shall nonetheless be entirely unfunded, and the right of a Participant or his Beneficiary to receive benefits under the Plan shall be an unsecured claim against such assets.  All amounts accrued by Participants hereunder, or designated assets acquired or held by the Company in connection with its obligation hereunder, shall constitute general assets of the Company and may be disposed of by the Company at such time and for such purposes as it may deem appropriate.  The Company will make contributions to an insurance contract pursuant to Section 11.1, but any assets thereof shall be available to pay the claims of the Company’s general creditors in the event of the Company’s insolvency.

14.2         This Plan shall not be deemed to constitute a contract between the Company and any Employee or other person whether or not in the employ of the Company, nor shall anything herein contained be deemed to give any Employee or other person, whether or not in the employ of the Company, any right to be retained in the employ of the Company, or to interfere with the right of the Company to discharge any Employee at any time and to treat him without regard to the effect which such treatment might have upon him as Participant of the Plan.

14.3         Except as may otherwise be provided by law, no distribution or payment under the Plan to any Participant or Beneficiary shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, whether voluntary or involuntary, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void; nor shall any such distribution or payment be in any way liable for or subject to the debts, contracts, liabilities, engagements or torts of any person entitled to such distribution or payment, voluntarily or involuntarily.

The Company, in its discretion, may hold, or cause to be held or applied, such distribution or payment or any part thereof to or for the benefit of such Participant or Beneficiary, in such manner as the Company shall direct.

14.4         If the Company determines that any person entitled to payments under the Plan is an infant, or incompetent by reason of physical or mental disability, it may cause all payments thereafter becoming due to such person to be made to any other person for the benefit of the person entitled to payment, without responsibility to follow applications of amounts so paid.

14.5         Subject to Section 14.1, the insurance contract and other designated assets acquired and held by the Company in connection with its obligation hereunder shall be the sole source of benefits under this Plan, and each Employee, Participant, Beneficiary, or any other person who shall claim the right to any payment or benefit under this Plan shall be entitled to look only to the insurance contract and such assets for payment of benefits. The Company shall have no further liability to make or continue from its own funds the payment of any benefit under the Plan.

14.6         If it is determined that the benefits under the Plan should be have been paid or should have been paid in a lesser amount, written notice thereof shall be given to the recipient of such benefits (or his legal representative) and he shall repay the amount of overpayment to the Company.  If he fails to repay such amount of overpayment promptly, the Company shall arrange to recover for the Plan the amount of the overpayment by making an appropriate deduction or deductions from any future benefit payment or payments payable to that person (or his survivor or beneficiary) under the Plan or from any other benefit plan of the Company.